Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of the Effective Date (as defined in Section 4 below) (the “Effective Date”), by and between Greg Welsh (the “Employee”) and TranS1 Inc., a Delaware Corporation (the “Company”).

Employee has been employed by Baxano, Inc., (Baxano”) on an at-will basis. Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 25, 2013, and entered into by and among the Company, RacerX Acquisition Corp., a wholly owned subsidiary of the Company, Baxano, and certain Securityholder Representative(s), the Company will acquire all of the outstanding stock of Baxano, and Employee will become employed by the Company following the Closing of such transaction. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in the Merger Agreement.

The Company desires to employ Employee as a Vice President of Operations and provide Employee with benefits to which he or she would not otherwise be entitled, and Employee desires to accept such employment on the terms set forth below.

WHEREAS, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

1.          Employment. The Company will continue to employ Employee and Employee accepts employment on the terms and conditions set forth in this Agreement. Employee shall execute, as a condition of employment, the Company’s Employee Confidential and Proprietary Information Agreement.

2.          Nature of Employment. Employee shall serve as Vice President of Operations and have such responsibilities and authority as the Company may assign from time to time. Additionally, Employee agrees to perform such other duties consonant with those of an executive at his/her level as the Company may set from time to time. Initially, Employee shall report to the President and CEO of the company.

2.1           Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.

2.2           Employee shall devote all working time, best efforts, knowledge and experience to perform successfully his/her duties and advance the Company’s and/or its Affiliates’ interests. During his/her employment, Employee shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he/she receives compensation without the Company’s prior written consent; provided, however, this provision does not prohibit him/her from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his/her own benefit which do not create actual or potential conflicts of interest with the Company and/or its Affiliates. As used in this Agreement, “Affiliates” shall mean: (i) any Company’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or Company’s parent, subsidiary or related entity.

2.3           Employee’s base of operation shall be San Jose, California, subject to business travel as may be necessary in the performance of Employee’s duties.

2.4           Change of Control Severance Agreement with Baxano. The Change of Control Severance Agreement, executed by Employee and Baxano, and dated as of August 1, 2011, is hereby terminated and extinguished, and the Company shall have no further obligations and Employee shall have no further rights thereunder.

3.           Compensation.

3.1           Base Salary. Employee’s annual rate of salary for all services rendered shall be $215,000 (less applicable withholdings), payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time. Employee’s salary shall be reviewed in accordance with the Company’s policies, procedures and practices as they may exist from time to time.

3.2           Bonus. Employee will be eligible to earn a target bonus of up to 30% of his Base Salary, based upon achievement of Company and individual goals that will be determined by the Company, and subject to the other terms specified by the Company, including in any written bonus plan. Bonuses will be paid on or before March 15 of the year following the year during which performance is measured, except as otherwise provided in Section 5.2 of this Agreement. To be eligible for a bonus for performance in any calendar year, except as otherwise provided in Section 5.2 of this Agreement Employee must be employed on the date the bonus is paid in the subsequent year. Employee shall be eligible for a full bonus for calendar year 2013, even though his/her employment did not commence hereunder until after 2013 began. Subject to Section 5.2, Employee shall be eligible for a full bonus for calendar year 2014, even though his/her employment may terminate prior to the end of such year.

3.3           Other Benefits. Employee may participate in all medical, dental and disability insurance, 401(k), pension, personal leave and other employee benefit plans and programs for which Employee is eligible, provided, however, that Employee’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time.

3.4         Stock Options.

3.4.1           Grant. Subject to the approval by the Company’s Board of Directors of the terms described herein, and subject to shareholder approval of any amendment that may be necessary or appropriate to the Company’s 2005 Stock Plan, as amended (the “Plan”) to allow for such grant, Employee will be granted an option to purchase 60,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value per share of such stock on the date the Board of Directors approves the option grant (the “Option Grant”). The Option Grant shall be made in the form of an incentive stock option, to the maximum extent permitted by law, with the remainder of the grant automatically made in the form of nonqualified stock options.

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3.4.2           Vesting Schedule; Exercise Terms. One-fourth (1/4th) of the shares subject to the Option Grant will vest on the first anniversary of the Effective Date and an additional one-thirty-sixth (1/36th) of the remaining number of such unvested shares will vest on the last day of each month thereafter, subject to Employee’s continued employment with the Company on each such vesting date. In addition, as provided in Section 5.2, and conditioned upon compliance with Section 5.4, of this Agreement, the vesting of all unvested stock options shall accelerate in the event the Company terminates Employee’s employment pursuant to Section 4.1, the Company terminates under Section 4.2 (without Cause) or if Employee terminates his employment pursuant to Section 4.3.2 (Good Reason). The Option Grant shall be exercisable at any time up to the number of vested shares according to the vesting schedule set forth in the preceding sentence. The term of the Option grant will be ten (10) years from the date of grant. Notwithstanding the foregoing, the Option Grant provided for herein shall be contingent upon Employee’s execution of a standard incentive stock option award agreement and shall in all respects be subject to, and governed by, the provisions of such award agreement and the Plan.

3.5           Business Expenses. Employee shall be reimbursed for reasonable and necessary expenses actually incurred by him/her in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. Expenses covered by this provision include but are not limited to travel, entertainment, professional dues, subscriptions and dues, fees and expenses associated with membership in various professional, business, and civic associations of which Employee’s participation is in the Company’s best interest. All such reimbursements shall be made no later than March 15 of the year following the year in which the expenses were incurred.

3.6           Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 3.2 through 3.4. Any amendments, modifications, revisions and revocations of these plans, programs or benefits shall apply to Employee.

3.7           If, at any time during which Employee is receiving salary or post-termination payments from the Company, he/she receives payments on account of mental or physical disability from any source, then the Company, at its discretion, may reduce his/her salary or post-termination payments by the amount of such disability payments.

4.          Term of Employment. The term of employment shall commence on the closing of the transaction contemplated by the Merger Agreement (the “Effective Date”) and continue until terminated as set forth herein:

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4.1           The term of employment will expire on the eighteenth (18th) monthly anniversary of the Effective Date, unless thirty (30) days prior to such date, the Company provides Employee with written notice that the term will be renewed for a period of time to be mutually agreed upon. The first eighteen (18) months of employment hereunder shall be referred to for purposes of Section 5.2 as the Initial Term.

4.2           The Company may terminate the employment relationship without Cause (as defined below), at any time upon giving the Employee thirty (30) days written notice. Similarly, the Employee may terminate the employment relationship without Good Reason (as defined below), at any time upon giving the Company thirty (30) days written notice.

4.3           Employee’s employment may also be terminated as follows:

4.3.1           The Company shall have the right to terminate Employee’s employment immediately by written notice for Cause (as defined below). As used in this Agreement, Cause shall mean: (i) Employee’s performance of Employee’s job in an unsatisfactory manner, as determined by the Company; (ii) Employee’s material breach of any of the terms of this Agreement, including but not limited to Section 2, or Employee’s material breach of any other agreement between Employee and the Company, including but not limited to the Company’s Employee Confidential and Proprietary Information Agreement; (iii) Employee’s failure to comply with Company policy, procedure, practice or direction by the Company; or (iv) Employee’s misconduct, gross negligence, dishonesty, fraud, misappropriation, embezzlement, criminal behavior or conflict of interest or commission of a crime.

4.3.2           Employee may terminate Employee’s employment for “Good Reason,” which shall mean the occurrence of one or more of the following events, without Employee’s express written consent: (i) a material diminution in Employee’s position or responsibilities with the Company in effect immediately prior to such assignment, (ii) a substantial reduction in Employee's compensation (including benefits) other than as part of a Company-wide reduction in compensation or benefits, (iii) the relocation of the Employee to a facility or a location more than 30 miles from the Employee’s then present location, (iv) failure of the company to obtain the assumption of this Agreement by any successor, or (v) the material breach by the Company of any material provision of this Agreement. Provided, however, that in order to terminate for Good Reason under this section, the Employee must provide the Company with written notice of the grounds constituting Good Reason within thirty (30) days of the initial actions or inactions of the Company giving rise to such Good Reason; and the Employee must terminate his or her employment within thirty (30) days of the Company’s failure to cure such grounds. Employee acknowledges and agrees that his or her employment under this Agreement, and the terms herein, do not constitute Good Cause under the Change of Control Severance Agreement between Employee and Baxano, dated as of August 1, 2011.

4.4           This Agreement shall terminate upon the termination of the employment relationship. Regardless of the reason for the termination of this Agreement or of Employee’s employment, Employee shall continue to be bound by the Company’s Employee Confidential and Proprietary Information Agreement.

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5.           Compensation and Benefits Upon a Termination.

5.1           The Company’s obligation to compensate Employee ceases on the effective termination date except as to: (i) amounts due at that time; and (ii) any compensation and/or benefits to which he/she may be entitled to receive pursuant to Sections 5.2 and 5.4.

5.2           In the event that the Company terminates Employee’s employment as the result of the Company failing to give notice of renewal under Section 4.1, if the Company terminates Employee’s employment pursuant to Section 4.2 (without Cause) or if Employee terminates his or her employment pursuant to Section 4.3.2 (Good Reason), then the Company shall: (a) pay Employee amounts due on the effective termination date; and (b) subject to Employee’s compliance with the Company’s Employee Confidential and Proprietary Information Agreement, and subject to Section 5.4, (i) pay Employee severance pay (“Severance Pay”) in an amount equal to twelve (12) months of his/her then current monthly Base Salary, or the Base Salary that would have been due Employee had he remained employed until the end of the Initial Term under Section 4.1 of this Agreement, whichever amount is greater (the number of months used to calculate Severance Pay shall be referred to herein as the “Severance Period”), (ii) reimburse Employee for the actual additional costs incurred by Employee (“Benefit Continuation”) for continued coverage for the Severance Period under the Company’s group health, medical and dental benefit plans under COBRA (if available), at the same level as Employee participated as of termination date, (iii) accelerate the vesting of any unvested stock options granted pursuant to Section 3.4 of this Agreement or any other unvested stock options granted at a later date (unless such acceleration is prohibited by the terms of such later stock option grant or agreement or under the terms of the Plan in existence at the time such grant is made), and ,pay Employee the Bonus that Employee would have earned for the full 2014 calendar year, had he remained employed through the payment date, with the Company having the discretion to determine the amount of such Bonus. Severance Pay under Section 5.2 (b)(i) shall be payable in a lump sum (less applicable withholdings) within twenty (20) days following the date on which the release of claims executed by Employee pursuant to Section 5.4 of this Agreement becomes effective and non-revocable, but in no event later than ninety (90) days following termination from employment; provided, however, that if the 90th day falls in the calendar year following the year during which the termination occurred, then the lump sum payment will be paid in such subsequent calendar year. Reimbursements for Benefit Continuation under Section 5.2(b)(ii) shall be made on a monthly basis, but in no event later than sixty (60) days after such expenses are incurred. The Bonus, if any, due Employee under Section 5.2 (b)(iv) for the 2014 performance year shall be paid in lump sum (less applicable withholdings) on the date when other employees are paid their bonuses for such performance year, but not later than March 31, 2015. Employee shall not be entitled to a cash payment or other benefit in lieu of reimbursements for the actual additional costs of COBRA premiums. The amount of expenses eligible for reimbursement during any year shall not be affected by the amount of expenses eligible for reimbursement in any other year. Employee shall bear full responsibility for applying for, paying for, and submitting reimbursement requests for COBRA coverage and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health or dental insurance coverage.

5.3           If the Company terminates Employee’s employment as provided in Section 4.3.1 (for Cause) or if the Employee terminates his/her employment after the Company has provided notice of renewal pursuant to Section 4.1, or Employee terminates his/her employment pursuant to Section 4.2 (without Good Reason), then the Company’s sole obligation shall be to pay Employee amounts due on the effective termination date and any other obligations due under Section 5.5.

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5.4           Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments under Section 5.2 is conditioned upon Employee’s execution of an enforceable release of claims under this Section 5.4 and his/her compliance with the Company’s Employee Confidential and Proprietary Information Agreement. If Employee chooses not to execute such a release or fails to comply with these Sections, then the Company’s obligation to compensate him/her ceases on the effective termination date except as to amounts due at the time. The release of claims shall be provided to Employee within fifteen (15) days of his/her separation from service and Employee must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

5.5           Upon the termination of the Employee’s employment for any reason, the Company shall (i) pay the Employee any unpaid base salary due for periods prior to the termination date; (ii)  pay the Employee all of the Employee’s accrued and unused vacation through the termination date; and (iii) following submission of proper expense reports by the Employee, reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the termination date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Other than as set forth in this Agreement, Employee is not entitled to receive any compensation or benefits upon his/her termination except as otherwise required by law; or as otherwise required by any employee benefit plan in which he/she participates. Moreover, the terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which he/she otherwise might be entitled pursuant to any severance plan, policy and practice of the Company and or its Affiliates. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which he/she may be entitled under employee benefit plans in which he/she participates.

6.          Employee Representation. Employee represents and warrants that his or her employment and obligations under this Agreement will not: (i) breach any duty or obligation he or she owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

7.          Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Employee Officer or the Director of Human Resources.

8.          Waiver of Breach. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

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9.          Entire Agreement. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

10.         Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

11.         Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. The Company, at its discretion, may assign this Agreement to Affiliates or to its successors or assigns. Because this Agreement is personal to Employee, Employee may not assign this Agreement.

12.          Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

13.         Section 409A of the Internal Revenue Code.

13.1         Notwithstanding anything to the contrary in this Agreement, if   the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s termination (other than due to death), then the severance payable to the Employee, if any, pursuant to this Agreement, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), that are payable within the first six (6) months following the Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following the Employee’s termination but prior to the six (6) month anniversary of the Employee’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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13.2         Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

13.3         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) the Employee’s annualized compensation based upon the annual rate of pay paid to the Employee during the Company’s taxable year preceding the Company’s taxable year of the Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated.

13.4         The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

14.         Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

15.         Company Approval. This Agreement is subject to approval by the Company and its Board of Directors, and it shall not be valid until and unless it is so approved.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	TRANS1 INC.

	By:	/s/ Ken Reali
	Name:	Ken Reali
	Title:	President & CEO

Greg Welsh	By:	/s/ Greg Welsh
	Name:	Greg Welsh
	Title:	VP Operations

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